UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                                 FORM 8-K


                              CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported): December 18, 2003



                                 NIKE, INC.

          (Exact Name of Registrant as Specified in Charter)


       Oregon                  1-10635                 93-0584541
    ____________             ____________             ____________

   (State of                  (Commission            (I.R.S.Employer
   Incorporation)            File Number)          Identification No.)

                             One Bowerman Drive
                         Beaverton, Oregon 97005-6453

                   (Address of Principal Executive Offices)
                          __________________________

                               (503) 671-6453

             (Registrant's telephone number, including area code)

                          ___________________________

Item 7. Financial Statements and Exhibits.

    (c) Exhibits.

    The following exhibit is furnished with this Form 8-K:

    99. Transcript of earnings release conference call on December 18, 2003

Item 12. Results of Operations and Financial Condition.

  On December 18, 2003, NIKE, Inc. held a public telephone call to discuss its first quarter earnings press release. A copy of the transcript of the conference call is attached hereto as Exhibit 99.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                         (Registrant)

Date:  December 22, 2003
                                         /s/ Donald W. Blair
                                         ____________________
                                         By: Donald W. Blair
                                           Chief Financial Officer

Exhibit 99

                               NIKE, Inc.
                            Q2 '04 Earnings
                           December 18, 2003


                            PAMELA CATLETT
                    Director of Investor Relations

Good afternoon, everyone. We're pleased you're joining us this afternoon to discuss Nike's fiscal 2004 second quarter results. For those of you who need to reference our press release, you'll find it on our website, www.nikebiz.com/investor. You'll also find expanded information on the website about some of the highlights we'll be discussing today. Participants in today's call are Charlie Denson and Mark Parker, Co-Presidents of the Nike Brand, and Don Blair, our Chief Financial Officer. Each of today's participants will provide brief prepared remarks which will also be available on our website immediately following the call before we then conclude with a question-and-answer period.

Before I turn it over to Don Blair, let me remind you that on this call we're going to make forward-looking statements based on our current expectations, and these statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we file with the SEC, including Forms 8-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of total revenues for subsequent periods due to cancellations and the mix of futures and at-once orders, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of our business, including equipment; most of Nike Retail, Nike Golf, Converse, Cole Haan, Bauer, and Hurley, are not included in these futures numbers.

During this conference call we may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's website, again www.nikebiz.com under the Investors heading. In this call we may also discuss non-public financial and statistical information, which is also publicly available on that site.

Now here's Don Blair.

                             DONALD W. BLAIR
                 Vice President and Chief Financial Officer

Thanks Pam. On our last conference call, we told you that the second quarter would be the most difficult growth comparison of the year. So we feel very good about the growth in revenue and profits we've just reported.


     - Our revenues grew 13% in the quarter, including about six points of growth from currency and about two points from the Converse acquisition. Excluding these factors, our business grew just over 4%. As you may recall, last year we accelerated about $66 million of product shipments from the third quarter into the second quarter in advance of our supply chain systems implementation in Europe. In addition, we were just beginning to feel the impact of lower shipments to Foot Locker in the US. When you net out all the puts and takes, we're very pleased with the top-line performance of our businesses in the second quarter.

     - Our consolidated gross margin for the quarter was 42.3%, up 210 basis points versus the second quarter of fiscal 2003. On a net basis, foreign currency movements accounted for only about 30 basis points of the improvement. Excluding the impact of currency, gross margins increased in nearly every one of our businesses. The largest driver of the gross margin improvement was wholesale Footwear, where higher product margins, lower air freight, in-line pricing margins and fewer, more profitable closeouts drove about 130 basis points of the consolidated gross margin improvement. Gross margins for wholesale apparel, wholesale equipment, and Nike Retail also advanced, driving about 30 basis points of the improvement. The balance of the growth came from our subsidiaries.

     - Our diluted earnings per share for the quarter grew 16% versus the prior year, bringing year-to-date diluted earnings per share growth to 19% before last year's accounting change.

     - Our return on invested capital as of the end of the second quarter was up three points versus the prior year. For your reference, we've posted our Return on Invested Capital calculation on our website.

     - We continued to generate strong cash flows in the quarter and to deliver a large amount of that cash to our shareholders. For the quarter, we repurchased over $100 million of stock and we paid out $37 million in dividends. In addition, on November 24th we announced that we're raising our quarterly dividend to 20 cents a share, a 43% increase over the previous rate.

Once again, it was the depth and breadth of our portfolio of global businesses that enabled us to deliver these results against difficult comparisons, so let's talk about the results in our key businesses.

This quarter our international businesses maintained a healthy rate of growth, delivering 12% revenue growth and over 14% growth in pretax income.

     - In our Europe Region, which includes the Middle East and Africa, revenues grew 9% in the quarter as footwear was up 8%, apparel grew 10%, and equipment advanced 4%. Stronger currencies accounted for nearly 15 points of growth. As I indicated earlier, we estimate that $66 million of revenue moved from the third quarter to the second quarter last year. This shift in product flow reduced our second quarter revenue growth this year by about nine points. If we remove the effects of currency and shipment timing, revenue would have grown about three percent in the Europe Region.

        Gross margins in the Europe Region expanded by 320 basis points versus the prior year and accounted for a full percentage point of our consolidated margin improvement. Stronger currency was a key factor, driving 120 basis points of the improvement in Europe alone. Lower levels of closeouts and higher closeout margins accounted for most of the gross margin upside, more than offsetting higher per unit distribution costs as we processed fewer units through our fixed distribution infrastructure. Pretax income for the Europe Region advanced 12% in the quarter. As in the past, our segment disclosure of regional pretax income is currently available on our website.

     - In the Asia Pacific Region, our business continued to grow strongly in the second quarter. Revenues increased 18% for the quarter, with about 5 points of the increase coming from stronger currencies in the region. For the quarter, footwear reported 21% growth, while apparel grew 15% and equipment advanced 11%. Japan, China and Korea again drove the growth, although revenues grew in most countries in the region.

        For the quarter, Asia Pacific gross margins increased 170 basis points versus the prior year, accounting for 30 basis points of the gross margin improvement for Nike, Inc. The Asia Pacific margin increase was largely the result of higher in-line margins across footwear, apparel and equipment. Pretax income for the Asia Pacific Region grew 18% in the quarter.

     - In the Americas Region, revenues grew 17% for the quarter, with about eight points of the increase coming from currency effects in the region. For the quarter, footwear reported 25% growth while apparel grew 3% and equipment advanced 5%. On a country basis, the revenue increase was driven by strong growth in Brazil, Argentina, and Chile.

        For the quarter, gross margins in the Americas Region fell 130 basis points year-over-year, reducing the consolidated Nike gross margin by ten basis points. Less favorable currency rates in Mexico and Brazil accounted for 200 basis points of the regional gross margin decline. Pretax income for the Americas Region grew 10% in the quarter.

As pleased as we are with the performance of our international regions, we're equally pleased with the strong results from our US Region. Revenue for the second quarter advanced 5% over the prior year, while pretax income grew 12%. Year-to-date, pretax income is up 7% on a 1% increase in revenue.

In the US Region, gross margins for the quarter were up 210 basis points versus the second quarter of fiscal 2003, driving an 80-basis-point improvement in Nike Inc.'s consolidated gross margin. Virtually all of the region's gross margin expansion came from higher wholesale footwear margins, driven by higher in-line product margins, lower airfreight costs, and fewer, more profitable closeouts. SG&A spending for the region grew about 10%, driven largely by double-digit increases in demand creation spending.

US footwear sales increased 5% in the quarter as sales to Foot Locker declined 8%, while sales to other accounts advanced 6%. However, as we've indicated in a press release issued in November, we're now reaching and expect our business with them .........For US footwear as a whole, average selling price per unit increased mid-single digits, as the mix of over-$100 performance product grew and closeouts fell. US Apparel revenues rose 8% in the quarter, as continued growth in performance apparel and licensed product more than offset lower sales of active life apparel and lower close-outs.

Reflecting the continued strength of the Nike Brand, comparable sales for Nike-owned retail operations in the US grew over 8% on a comp-store basis for the quarter, led by double-digit sales growth at Niketown stores.

Revenues from our other businesses grew 54% for the quarter, with 28 percentage points of the increase due to the acquisition of Converse. Revenues for Nike Golf, Cole Haan, and Hurley each grew about 30% for the quarter, and sales at Bauer Nike Hockey advanced 15%. For the quarter, our other businesses reported $7 million of pretax income versus about breakeven last year. Better bottom-line results at Nike Golf and Cole Haan plus the addition of Converse drove the improvement.

Consolidated SG&A spending grew 18% in the second quarter. About eight percentage points of the increase was due to changes in exchange rates and the acquisition of Converse. For the quarter, demand creation spending increased 25% to $341 million. Changes in currency exchange rates and the addition of Converse accounted for about ten points of the growth. Investments in basketball in the US, football in Europe, and the Rugby World Cup in Asia were key drivers of the remaining growth.

In the second quarter, operating overhead increased 15% to $562 million. Changes in currency exchange rates and the addition of Converse accounted for about seven percentage points of that growth. Other expense for the quarter totaled $14 million, with about half due to foreign currency losses, mostly from Europe. These losses were more than offset by favorable translation of foreign currency denominated profits reported by our international regions. For the second quarter, the effect of netting these foreign currency losses and the favorable translation of foreign currency denominated profits was an additional $30 million of pretax income or about $.07 per diluted share for the quarter. Our effective tax rate for the quarter was 34.8%, our current estimate for the full-year rate.

As of November 30th, worldwide inventories were 15% or $205 million higher than a year ago. The acquisition of Converse accounted for $48 million of the increase, while inventory in our Europe Region increased $115 million. The increase in Europe was due to currency changes, which added $67 million to the balance, and comparisons to unusually low inventory levels last year, as we drew down inventories in advance of the supply chain systems implementation. Inventory in our US region was down versus the prior year.

At the end of the second quarter, accounts receivable were $115 million or about 6% higher than the prior year due. Stronger foreign currencies accounted for $150 million of growth, and the acquisition of Converse added $43 million to the quarter-end balance. Without these factors, accounts receivable would have declined about 4%.

For the quarter, we generated $418 million of cash flow from operations and we used $341 million of cash in investing activities, including the acquisition of Converse. In other words, we financed the Converse acquisition with a portion of one quarter's operating cash flow. Cash used by financing activities totaled $105 million, including $101 million of share repurchases.

As we entered this fiscal year, we told you that we expected to report full-year results broadly in line with the financial model we've talked about before: high single-digit revenue growth, expanding gross margins, and mid-teens earnings per share growth. With the first half of the year in the books and the continued strength of foreign currencies, particularly the euro, we should be able to exceed these goals.

Let's begin with the revenue outlook. Today we reported a 9.7% increase in futures orders for the next five months. Although we reported futures growth of 10.5% last quarter, we told you that those numbers included four to five points of growth from changes in our seasonal order pattern in Europe. So on a comparable basis, the futures we've reported today reflect a significant sequential acceleration of orders. Assuming the current strength of the euro continues, we expect to deliver double-digit revenue growth for the year.

As discussed earlier, last year's fiscal second quarter was stronger than normal and the third quarter weaker than normal, as we pulled shipments forward in advance of our supply chain implementation in Europe. In addition, the change in the seasonal pattern of orders in Europe should pull a higher percentage of Spring revenues into the third quarter versus the fourth. As a result of these factors, we expect revenue growth in the mid to high teens for the third quarter, with high single-digit growth for the fourth quarter.

Our first half gross margin performance has been very encouraging. We expect to see gross margin continue to track ahead of prior year levels over the second half of this fiscal year, although we're not yet willing to project the same level of year-over-year growth as we've seen so far. At this point we do not expect to see SG&A leverage for the full year, as we continue to invest in demand creation and operating overhead to drive revenue growth and gross margin improvement. However, we do expect to generate significant expansion in pretax profit margins for the full year, as improvements in our supply chain and product cost management continue to drive better gross margins.

In summary, we're very pleased with our results so far this year and we feel we're in a great position to continue to deliver strong profit growth over the balance of fiscal 2004. With that, I'll turn the floor over to Charlie Denson.


                             CHARLES D. DENSON
                            President, Nike Brand

Thanks, Don. Good afternoon and happy holidays to everyone. I don't think it will come as a surprise to any of you that we're very pleased with the financial results Don has just reviewed. The first six months of this fiscal year have been very successful and we're pleased that the focus we've placed on delivering consistent revenue and earnings growth is paying off. While we're happy with our performance to date, we're even more excited by the renewed energy and momentum we've seen across the entire industry. I'd like to focus my comments today on three areas:

     - the rebound of the athletic footwear and apparel industry, especially here in the US;
     - Nike's leadership in innovation, brand presentation, and product; and
     - execution of our operational model which positions the company well for future growth.

We've spent the better part of the last two years talking about the fact that we are more than just a US-based footwear business, that we are a multi-dimensional, multinational company that has the diversity and adaptability to deliver consistent financial performance and earnings growth. This quarter won't be any different. But unlike the past couple of years where we have stressed our growth internationally, this quarter I'm pleased to say we are seeing the industry here in the US, at its healthiest state in over five years. This is the first time in a long time where we can confidently talk about a positive outlook for our US business and the industry as a whole.

What's our definition of a healthy industry? It's a marketplace that is driven by product, marketing, and service. Just as importantly, it's a stable industry in which retailers are differentiating themselves through presentation, product assortments, and brand awareness. It's a market in which Nike and its retail partners are managing tighter, cleaner inventories and using their increasing profitability to invest back into the industry, creating new levels of interest and excitement.

With this momentum comes success and recognition. While we're pleased with this, we are by no means satisfied, and we have a lot more to accomplish.

As we review some of the progress we've made over the past 18 months, we have to start with our product. After improving our core offerings at key price points, it was felt by many that we had lost our ability to create new, innovative, and exciting product-the kind of product that defines industry leadership and demands premium price points. We talked about the need to run a "complete offense," an offense that not only included key price points, but optimized innovation and technology, marketing campaigns, distribution strategies, and brand presentation at retail.

Whether it's Nike Air or Nike Shox, Sphere technology, or our next edition of the Swift Suit, product innovation is where we always start, and Mark will talk more about that in a minute, but it's the "complete offense" that sets our business and our brand apart. We are starting to find our rhythm. We're back focusing on the fundamentals: product, communication, distribution and brand presentation that built this brand and this business, and we're really looking forward to the next 12 months.

As we head into the back half of this fiscal year, we intend to stick to that game plan. It's the same game plan we've reviewed with you each quarter for the past three years and the one that has delivered an expanding top line, 14% compounded annual growth rate in second quarter diluted earnings per share, strong cash flows, and a very strong balance sheet.

Let me hit on a couple of reasons why I think this is sustainable. First of all, our management team. We have talked a lot about the overall performance the last couple of quarters, but as you all know, results are produced from the performances of people. Our senior team has now been intact for over three years. I call this out because they are an experienced, aggressive, and disciplined team that understands this business. Our results have continued to come with the ongoing development of our management group and the teams that they lead.

The second reason for sustainability is discipline in our investments, ensuring that we are investing for growth in areas like systems -- where our supply chain investments are already beginning to show returns in inventory management, time to market, and gross margin performance; investments in new markets like Brazil, India, and Russia, where we will look for growth over the next ten years; and investments in athletes like LeBron, Carmelo, Wayne Rooney, Serena and the Chinese National Basketball team, where we can build product concepts and collections that generate new businesses for the brand around the world.

Discipline is also about what you don't do. We've resisted the temptation to over-distribute product when the brand is hot, as it is today, or invest in sports marketing relationships when the cost/benefit equation doesn't work. In short, we've honed our operational model and delivered consistent financial growth as a result.

We believe our portfolio of businesses is stronger today than it's ever been. We're intent on growing our business profitably by executing on specific geographic and categoric growth opportunities across that portfolio. One place that demonstrates the focus well is our Asia Pacific region. As the fastest growing country in the fastest growing region, China continues to be a dynamic market in which we are building a solid operational foundation to support our long-term growth targets.

In China we're building a performance position for the brand in basketball and football-soccer, to those of you in the US. We're also encouraged by the women's opportunity, and we're expanding our retail distribution, and laying a strong foundation for brand presentation to the consumer.

At the same time, our largest market in the region, Japan, is delivering strong results while remaining a hotbed for developing trends that resonate around the world. We've established a strong position in baseball and invested in distribution and retail presentation, and Japan is on track to deliver it's most profitable year since 1997.

Operationally, our European business is growing at a measured - and we believe healthy pace - in what is a challenging economic environment. Our results for the quarter are affected by some of the supply chain shipments we orchestrated a year ago, as Don alluded to earlier. At the same time our financial results have been terrific, as the strong business we've built over the last nine years has allowed us to enjoy the benefits of a strong euro.

Over the past few years, the international businesses in our portfolio have driven the majority of our growth in revenue and profits as we've evolved our US business to a more profitable model. As I said up front, the industry in the US is in the best shape it's been in years and we're poised to lead it. Our US footwear futures growth accelerated this quarter and we're on track to deliver great results in the second half of this fiscal year. We've just come back from our back-to-school sales meetings and feel we have one of our strongest and most complete product lineups in recent years. Our apparel business has not yet fully hit its stride. We've made some great progress in our performance apparel. Going forward I'm confident we'll see continued improvement in that business as well.

As you can probably tell by now, we're feeling pretty good about the track our business is on as we keep our sights on building upon our success as a company. As we enter what is sure to be one of the most exciting run of sporting events and performances in recent years, we are confident that we are in a unique position within our industry. As we look to the future, we believe that tomorrow's business success will be fueled by our ability to execute that "complete offense" I spoke about-one that includes strong marketing campaigns, distribution strategies, and brand presentation to the consumer. At Nike this all starts with a commitment to performance, both as a brand and in our product. I'd like to introduce the person who carries that vision as much as anyone, my Co-President Mark Parker.


                              MARK PARKER
                         President, Nike Brand

Thanks, Charlie. Good afternoon everyone, and happy holidays. Based on the numbers we've reported today and what you've already heard from Don and Charlie, I think you'll understand why we're in an especially festive mood around here. The US footwear market is at the best we've seen in the last five years, which is certainly good news for the entire industry. I believe Nike is in the best position to capitalize on the opportunities that arise from a surging market. In fact, 2004 has the potential to be the most exciting year in Nike's history.

The overall market is gaining strength and excitement, so it's obvious that the brand that has the greatest market share is in position to gain the most. But it's much more than that. Nike is at its best when we have three key elements in perfect alignment: unparalleled product innovation, amazing athlete performance, and insightful brand communication. The good news is that we are putting ourselves in an excellent position to execute on this alignment like no other time in our history.

First and foremost is our relentless commitment to creating performance products that lead the industry. As you know, it all begins with the product. Charlie mentioned Nike Shox, and I'd like to add my own observation here. I truly believe that only Nike has the ability to create a completely new cushioning technology in our industry and have it become second only to Nike Air in less than four years. It's a remarkable testament to our commitment to product innovation and commercialization.

Equally gratifying to me is that as successful as Nike Shox is, our designers continue to create remarkable performance product using the Air technology, further solidifying Air as the industry pacesetter. In 2003, both of Nike's cushioning platforms earned deserved recognition by Runners' World, which bestowed its coveted Editor's Choice Award on the Nike Shox TL and the Nike Air Zoom Elite. In 2004, the new product pipeline is brimming with examples of Nike's unique understanding of what footwear and apparel athletes need to compete at the highest level.

Those of you who cover Nike on a regular basis are aware of the major advancements we unveil during the Olympic Games. Well, Athens will be no exception when it comes to inspired Nike-athlete product design and performance. But unlike in years past when the focal point of our design efforts was the Games, in 2004 we look at the Olympics as one of a series of world athletic venues where we can showcase our performance products.

Let me give you a few examples. During the upcoming Copa America and Euro Champs football tournaments, we'll unveil the Total 90-III, which I believe will set the standard for soccer boot technology. The NCAA basketball tournament in March will showcase the new Air Huarache 2K4.

The second element that's lining up well for Nike is our association with the world's top athletes. This association is critical to our success, both for the invaluable performance insights and product design inspiration we gain from them. One of the most current examples I can give here for the Nike brand would be LeBron James, whose much-anticipated Nike Air Zoom Generation shoe launches this Saturday. LeBron and Carmelo Anthony are exciting, young NBA stars who have captured the attention of the media and fans in a very short period of time. We're building a long and mutually beneficial relationship with both of them, and I'll get back to LeBron in just a minute.

Beyond basketball, Nike's partner athletes and teams will be taking the regional, national and international athletic stages in a nearly continuous stream of events in 2004. In a couple of weeks, we'll ring the new year with all eight universities in the Bowl Championship Series wearing Nike footwear, equipment, and licensed apparel. In mid-January, Serena Williams will make her Nike debut at the Australian Open.

This Spring we expect Nike partner schools will once again dominate the men's and women's March Madness brackets. Tiger Woods will embark on another memorable trip to Augusta and the NBA playoffs will tip off. In summer, the Euro Champs and Copa America will command the attention of football fans worldwide, while Lance Armstrong will seek his unprecedented sixth straight Tour de France victory. Oh yeah ...and then there are the Summer Olympic Games in Athens.

In 2004, more than any other time in our 31-year history we will have the means and opportunity to showcase Nike's advanced performance products on a local, regional, and international level like never before. Which leads me to the third element of the alignment: Nike's unique ability to communicate with our consumers and to connect with them on a passionate, emotional level. From Battlegrounds Basketball events to our Women's Fitness campaign in Asia to the current Gridiron campaign here in the U.S., we're constantly exploring new ways to reach our consumers and to tell them stories about our footwear, apparel and equipment in ways only Nike can. Battlegrounds was a great example of how we brought excitement to the basketball market, and we'll continue to fuel that market with LeBron James amongst many others.

As in previous basketball initiatives, with LeBron we will continue to communicate directly with the hoop-crazy consumer through a 360-degree brand campaign. And again, we'll be bringing both footwear and apparel products to market that are inspired by this unique young man.

Earlier this week we launched a new television ad, which is part of the integrated campaign that supports his footwear and apparel lines. If you haven't seen it on TV, you can view it on our web site, nikebasketball.com, where you also can check out the entire online experience.

Our integrated, "360-degree" campaigns make it possible for a global company to be nimble enough to tell stories to consumers in a way that is relevant regionally - and locally.

The Summer Olympics will be another great platform to spotlight and showcase these stories, and we're planning to make the most of that opportunity. Eight years ago, when Michael Johnson thrilled the world in his gold Nike spikes, it was a tremendous moment for the Nike brand, but there was no retail connection for consumers. Until recently, in fact, the products and concepts that we've designed for the world's elite athletes have not been commercialized at retail to their full potential.

That will change next summer. Nike will of course be creating our most technologically advanced footwear and apparel for Marion Jones and many of the world's Olympic-medal hopefuls. At the same time, Nike will be delivering to retail a set of performance products that are inspired by, and share a number of technological advancements with, the footwear and apparel worn by Olympians across many sports categories. And we'll be doing it on a scale that's really unprecedented for Nike.

I see opportunities to grow our business in footwear and apparel by leveraging attributes of Nike's performance positioning to drive greater consumer interest and demand. It's not about performance versus active life. It's about performance helping to drive a distinct brand point of view across both sport and active life consumer categories, and you'll see that come alive this Summer. This is an excellent example of the "complete offense" term you've heard me use before, where we can be attacking the market on many fronts simultaneously.

Even more gratifying to me, given my background in product and design, is that the Nike Advanced R&D pipelines in Footwear, Apparel & Equipment are full of product innovations that we'll be bringing to market over the next several years. We've received very positive early feedback from retailers who've seen our Fall '04 product offerings. In many ways, we're seeing Nike Design at it's very best ever. Our partner athletes as well as our customers should be very excited to see what we have in store for them in the months and years to come. I know I am.

I'd like to sum things up by bringing us back to the next nine months. I see amazing possibilities for us to showcase our performance product and our brand on many stages, across the regions, around the world. If we execute as I believe we can, 2004 could and should be a watershed year for Nike. Finally, I'd like to again wish everyone a very happy holiday season and open things up for any questions you may have for Don, Charlie or myself.


                      QUESTION AND ANSWER SESSION
                      ___________________________

Robby Ohmes with Banc of America Securities: A couple of quick questions. The first question is can you give us a sense-you were talking about the $100-and-over category looking better. Can you give us a sense from a futures perspective how that looks for you guys? Second, you gave us the net impact of currency to EPS. Can you tell us the net impact of Converse to EPS in the quarter? Then finally the last question is on LeBron and the launch coming up. Can you tell us where it's going to be? We know it's going to be at Finish Line, but are there other people that are going to have it like say Foot Locker, for example?

Parker: Let me take the first part of that question. The $100-plus or the performance category for Nike from a futures standpoint looks very positive. In fact, our performance category of footwear from a futures standpoint is really turning the corner, including the USA where that's been maybe more of an issue than in anyplace else. So we're actually quite pleased with where we're going with the performance side of the business and see that continuing really Fall '04 based on the feedback we've been getting from the recent sales meetings, as Charlie and I mentioned in our earlier remarks.

Ohmes: Is it a basketball pickup or is it evenly spread between running and basketball being strong in the $100-and-over category?

Parker: No, it's actually spread across not only running and basketball, but we're seeing it start to pick up in training and in football as well.

Ohmes:  Wow. That's great.

Blair: Robby, the impact of Converse in the quarter, it was slightly profitable but not enough to move the needle at all, not even a penny.

Ohmes:  Not even a penny.

Blair:  Not even a penny in the quarter

Denson: Robby, I'll take the LeBron distribution. Right now the LeBron shoe will be distributed similar to the other marquee shoes that we have put into the market over the last probably six to twelve months. I don't believe Foot Locker is scheduled to have the shoe at this launch date for right now.

Ohmes:  Great. Thanks a lot, guys.

Margaret Mager with Goldman Sachs & Co.: Happy holidays to you.
Congratulations on another great quarter. I have a bunch of questions.

Catlett:  Pace yourself!

Mager: All right. I won't be a hog here, even though like one. Let me ask you about the close-outs, Don, the impact in the past couple quarters. You mentioned close-out levels are down and close-out margins are up. If you had to isolate that, is it a big impact or a little impact? At what point will you just not be able to continue to drive close-outs lower and close-out margins higher?

Blair: First of all, it is a fairly significant impact, which is one of the reasons we called it out. As far as where we are in the footwear zone, our business is very clean on the footwear side. I think we still have some opportunities in apparel and certainly we can continue to squeeze the supply chain across the board. But I think we're very clean right now from an inventory standpoint and I think we're in great shape. The other point I want to make here is one of the reasons why the close-out margins are up is that we have a larger factory outlet store network outside the US. We really haven't been building new stores in the US, but outside the US we have. That raises our SG&A but it also raises our gross margin. That's one of the benefits of building that outlet network is higher close-out margins.

Mager: So close-out levels-if your inventory is very clean, year-over-year you're obviously getting favorable comparisons. How far along are you on that? Is that something that continues into the second half and into fiscal '05? That's what I'm kind of trying to get at with the close-outs.

Blair: I think your point that we're getting to the point where the inventories are very clean is a good one. I wouldn't say that in every market around the world it's all the way to bright, but I think in the US particularly we're getting to the point now where we're probably close to the end of that.

Mager: That's helpful, thanks; then if I could, a follow-up. On the announcement that came out inter-quarter regarding your warmed-up relationship with Foot Locker, I think the word "select" was emphasized in your release and talked about on the Foot Locker conference call as well. Can you just talk about what that means, how you're going to control the distribution with Foot Locker and across the market so that we don't end up in an over-saturated position at the high end?

Denson: Yeah, Margaret, I'll take that. As we've said, it wasn't just a Foot Locker issue. It's really a USA distribution philosophy and where we're going. I feel comfortable and confident at the track that we're on. I emphasized it in my prepared remarks in the sense that brand presentation and some of the things that are going on right now at retail that are actually part of the ingredients for I think the overall success of the industry is something we've always felt very strongly about and talked about over the last couple of years. As we move forward in our relationship with Foot Locker-and it's certainly better than it was - I think Phil was quoted somewhere recently as saying it was probably overblown up front and it's probably being still overblown right now to some degree. We feel very comfortable with where we're at with our relationship and the progress that we're making towards that. They've had a great launch of a new concept that we built with them, the "20" program around basketball and training. We launched that program last week with media and in-store. The early read on that product at those key price points of $80 to $100 has been very strong. We're very pleased with that, and I think that opens up a lot of opportunities going forward as well.

Mager: Can you cherry-pick markets geographically, like for example the major urban markets where they might have the best presence? Can you get that detailed on your strategies with them?

Denson: Oh, sure, absolutely, and we will. We will continue to. We know how many pair per door of any allocated product we actually put in the marketplace, so we can get very microscopic with respect to that part of the strategy.

Mager:  That's helpful, thanks, and congrats again.


Virginia Genereux with Merrill Lynch & Co.: Thank you all so much. I guess two questions. First, Don, may I ask, you guys commented on the US footwear environment being better that it's been in five years. I'm not obsessed with this, but some are asking. US futures, the up 1%, which I actually think is great, can you comment either on the increase over the period on maybe the footwear/apparel dynamic, whether you're up with Foot Locker? Can you give us any additional color there? Because your revenues have been coming in a little better maybe than your futures the last couple quarters.

Catlett: You're asking about some of the interplay of footwear and apparel futures for the US, Virginia? I'm not sure we understand.


Genereux: Yes, ma'am. Last quarter you guys talked about I think apparel being still down.

Catlett: Yes. The up 1% in the US reflects positive improvement and a positive number in footwear; and improvement in apparel but still negative sequentially.

Denson:  Both major businesses are trending up from last quarter.
Apparel is still down year on year.

Genereux: Charlie, may I ask are futures accelerating over the period? That would be my assumption.

Denson: Yeah. We don't break it down by month, but the quarterly reports would certainly indicate an acceleration.

Genereux:   Okay, great. Then if I may on SG&A, Don. It sounds like
SG&A was up 12% constant dollars. You isolated the currency for us, I think.

Blair: What I did is I pulled out the impact of Converse and currency because both of those are not apples-to-apples comparison and the impact of that is seven points on the 15% growth. Excluding currency and Converse, we're up 8%.

Genereux: Is that sort of the pace? Can you give us any flavor, the pace at which we should expect SG&A to grow for the rest of the year? This quarter were you doing more on the demand creation side? Can you give us any color there?

Blair: I'd rather not make a projection for the year, but one thing I would point you to in terms of my comments. The increase in demand creation was very significant in this particular quarter, and there's a couple of reasons for that. One is we were investing this year. Also last year we had invested most of last year's demand creation in the first quarter against the World Cup. The increase you're seeing this quarter of overall SG&A, the biggest percentage growth came in demand creation for the reasons I just gave. I think from an operating standpoint that's about where we've been, in the high single digits. Without making a forward projection, I just want to focus on demand creation and operating overhead in my comments.

Genereux:  Thank you all, and nice work.

Jim Duffy with Thomas Weisel Partners: Hi there. On the gross margins, if I remember correctly you'd spoken about Q2 and Q3 being the lowest gross margins for the year, with Q1 and Q4 being the highest. The Q2 gross margins are certainly impressive. Can we expect those to be at least sustainable through the rest of the year?

Blair: Again to go back to the commentary I made earlier, we do expect that we're going to see year-over-year improvement in gross margins. With respect to the seasonal pattern, yes, the first and the fourth quarters tend to be highest; second and third, somewhat lower. I think the best way to think about it is just year-over-year improvement. As I said, we're not quite ready to call the back half of the year at the same rate as the front half of the year. For example, one of the items that benefited us a bit in the second quarter is that we didn't have the airfreight we had last year because of the port strike. That was a benefit in our year-over-year growth in the second quarter. We won't see that level of benefit again in the third and fourth quarter. I think my point is there's a seasonal pattern to the gross margin. Yes, we expect that to continue; yes, we expect to be better than the prior year in the back half; yes, but not at the level we've seen in the front half for the reasons I gave.

Duffy: Okay, very good. Can you help us get our arms around how to model for the currency? You've talked about what the benefit has been in the first couple of quarters. Should we expect that you're hedging on the operating income line and you're seeing a benefit from I guess sourcing in dollar-denominated Asian currencies?

Blair: Well the benefit in the margin line in the product purchases we talked about is only 30 basis points for this particular quarter. For the rest of the P&L, the trend lines you see in the real dollar numbers are the trend lines. What happens in our P&L is that when we hedge, we get a loss coming through on the other expense line. The way to think about it going forward is look at the line items in the P&L and just look at the trend that you see based on how-we're reporting at spot rate. If we're hedged, you're going to see either a loss or a gain on the other income and expense line.

Duffy:  But it seems the gain kind of offset the other income.

Blair: Yes, it will. Over the balance of the year if the euro gets even stronger, what you tend to see is the reported numbers on revenue and gross margin and SG&A, they all increase. Then you take a loss on the other income and expense line because you have a hedge contract out there.

Duffy: Gotcha. One more question, if I may. What's the status of the relationship with Footstar at this point?

Blair: Right now our situation with Footstar is status quo. They're current in their payments. At this point it's pretty much the status quo.

Duffy:  Very good, thanks. Nice quarter.


Jeffrey Edelman with UBS Warburg: Charlie, one question on the futures and sales in the US. I figure your own retail stores probably added about two points of the increase. Can you give us some sense of where the other swing factors were to the difference between the futures number and the reported sales number?

Denson: Yeah, Jeff. I think you would be right. Our retail business is trending very well right now and would probably take up some of it. Then most of it is in the other businesses that we traditionally talk about, which are non-futures businesses: the equipment business; some of the golf business, although I don't think that's actually in the USA number. NTS, which is our licensed products area, would be another one that's been a very strong performer that would be part of that upside.

Edelman: Then second, you mentioned that you've been very, very diligent about your distribution to make sure it's not over-distributed. With the roll-out of additional product to Foot Locker-I assume that'll probably grow in time-would we expect to see any change in the other distribution that you've got or is this just going to be a net plus?

Denson: I wouldn't say it's going to be a net plus. We look at the overall. There's not a big change in the overall size of the market, obviously. How we distribute it has changed over the last couple of years and it will probably continue to evolve. We're not looking to put a net-plus amount of product back into the marketplace as we move back into certain levels of distribution with Foot Locker.

Edelman:  Okay. Thank you.

Dennis S. Rosenberg with CS First Boston: Hi, guys, and happy holiday. With the Olympics coming and with the European Soccer Championship coming, could you talk about demand creation spending in upcoming quarters? Which quarters will be most affected by that and to what extent?

Parker: I think the overall year-to-year demand creation spend will roughly be equivalent. We really want to grow our demand creation in line with our revenue growth. You're not going to see major increases in overall demand creation spend year to year as a percentage of revenue. That being said, I think you'll see some uptick around the Olympics, particularly around the first quarter of next year.

Rosenberg:  What about for the football championships?

Parker: Yeah, likewise. I think you'll see a little bit. We actually trade it between the last quarter of this year and the first quarter of next year.

Denson: Yeah, it'll mostly be fourth quarter of this year, Dennis. We don't expect to see a large uptick, to Mark's point, in Europe. It should track pretty much consistent. We've moved dollars around, so on an annual basis you won't see a big uptick.

Rosenberg: Is that the same with the Olympics or will we see a big uptick in the first quarter next year?

Denson: I don't think you'll see a big uptick. Again, we'll move dollars around. As you've watched us do this over the last couple of years with these major events becoming bigger and bigger pieces of the puzzle, if you go back on an annual basis, the numbers pretty much stay in line. It's just a matter of moving the dollars around within the quarters.

Parker: I'll just add. One of the comments I made in the prepared remarks is how we're trying to capitalize from a commercial standpoint on these types of events. Just to put an exclamation point on that, we feel very bullish on our plans right now between footwear and apparel and equipment around those events in terms of really turning them into commercial opportunities for Nike.

Rosenberg: Okay, good. Given these events, would you expect those two events to spur an uptick in European sales? Do you think that would be the catalyst to get Europe really moving?

Denson: If you look at the futures numbers right now coming out of Europe, they're still pretty positive. I think we have to get through some of the supply chain comparative issues that we're dealing with right now before it'll really sort itself out on an annualized basis. Obviously the European Championships are a bigger event in Europe than the Olympics, even with the Olympics being in Athens. It's an incredibly important event. We're very excited, to Mark's point, with the new product assortments that we've got being introduced. Not only is there the new football boot and that series being introduced for the tournament, but we've got a new ball that has already been approved and will be in play next fall with the English Premier League and the Spanish Premier League. I'm very excited about our position in football right now for this Summer going into the Championships. It is hosted in Portugal, we have the home team, and Portugal is going to be one of the favorites going into the tournament.

Rosenberg: What are the starting dates for the Olympics and for the football championship?

Denson: The football championships I think start about the second week in June. The Olympics I believe start in the first week of August.

Rosenberg:  Great. Thanks a lot.

John Shanley with Wells Fargo Securities: Good afternoon. Charlie, I wonder if you could fill us in a little bit more on that pretty sensational improvement in the footwear margins in the domestic business. Was it across most channels of distribution or were there some really outstanding channels that performed really well for you? What's the likelihood of the rate going forward in terms of the different channels?

Denson: John, I want to make sure I understand. You're talking about the gross margin performance at retail or at wholesale?

Shanley:  At wholesale.

Denson: We really look at it more categorically than we do by retail channel. For us, I think we're seeing improvement in the margin line across most of the categories. I think to Mark's earlier point, it's not just basketball and running. We're actually seeing it across a much wider and broader section of the product line. We're very comfortable and confident that that part of the business is in good shape. As far as the people that are benefiting by that, you've seen as many of the retail releases as I have. Obviously the athletic specialty and more of the premium branded retailers are the ones that are profiting probably the most by it.

Shanley: Do you think that's likely to continue going forward or do you think there'll be more parity between the other channels?

Denson: I'm a little biased in my opinions, but I don't think there's going to be parity. I think it'll continue.

Shanley: Super. I wonder if you can also help us factor in when we're likely to see the Foot Locker business starting to become a more normalized business. We're just trying to figure when we would model increased revenue coming in from Foot Locker over and above what you may have done over the last couple quarters. Would that be in the back half or would we be in fiscal '05 before we'd see the lion's share of that?

Denson: Well, yeah. I think you're going to see a little bit of it in the back half. I think they've already publicly stated that they're moving some of their buy-dollars back into our brand, so you would expect to see some of that. You really need to go to them I think and talk to them more about that. As we've said, we're going to pursue their business as aggressively as we've always have and we're going to do it where we both agree on what the expected outcome of those businesses and those decisions are. I just go back to this new program that we just launched with them. We're both quite frankly very excited about it. It's some new product that's in the marketplace at key price points in that $80 to $100 zone that really is exciting product.

Shanley: Yep, sounds like it. I know we've talked in the past. You've given us a little bit more specificity in terms of the domestic futures. I know you just said footwear is positive. Is it much more positive than it has been running? I'm trying to just quantify it a little bit to try to factor it into our models.

Denson: It is accelerating. We feel good about the trend lines that we're on. You aren't going to get me into pinning me down on a number!

Shanley:  I wouldn't do that!

Denson:  But it is accelerating, I'll say that much for it.

Shanley: The apparel is improving. Are there certain parts of the apparel product that's really helping? You're getting your regular Nike-branded apparel back on track or is it being done by some specialized product categories?

Parker: Actually parts of the apparel business that are working well right now are women's, both on the performance and active side; the performance product overall. Then the part of the business we're really working on trying to improve right now is more of the branded apparel business in more of that value channel. We see that actually picking up starting really more in Fall, the beginning of next fiscal year, and improving steadily throughout the year.

Shanley:  Okay, great. Thanks a lot, guys.

Robert Drbul with Lehman Brothers: Good afternoon. I guess the first question would be within the futures numbers here in the US, can you give us a little bit of a sense how they're trending by channel? I'm just curious to see if the moderate business is getting any better for you guys.

Denson: I'm not going to get into specific channel numbers; in fact I don't even have them in front of me, so I won't get into any specifics there, Bob. But I would say that our premium business is what's driving the brand and the business, and that's where we're having the lion's share of our success.

Drbul: Within the European business, the UK business, has it gotten any better?

Denson: Just a little incrementally. It is improving, although it is improving slowly.

Drbul:  Is it still negative for you?

Denson:  No, no.

Drbul: Then one final question. When you talked about how well the industry's doing at its healthiest level sort of in the last five years, when you think about most retail space as a healthy industry leads the capacity additions, it seems like we're starting to see some accelerated growth in the sporting goods channel. How comfortable are you guys with what's going on with some of the growth there?

Denson: I think relatively comfortable for now. You've got some pretty exciting formats out there that I think are leading the charge, which we feel great about, but it's a lot of square footage. Fortunately it's not all dedicated to our product types, although we're getting a bigger and bigger footprint in most of those operations as we go along and we have success in some of our new businesses in equipment areas. But at this point in time we're comfortable.

Drbul:  Okay, great. Thank you. Happy holidays.

Catlett:  We have time for one more questioner.

Noelle Grainger with J.P. Morgan: I made it. Happy holidays. Two questions; first is a quick one. Don, can you give us any sense, can you quantify the impact that the airfreight piece had of the non-currency I guess 200-basis-point margin expansion, since that's probably not going to continue?

Blair: You know, Noelle, I don't have the exact number on my fingertips here. My sense would be that it's around half of the improvement in the US.

Grainger:   Half the US, okay.

Blair:  Half the US footwear number.

Grainger: Then the second question would be in terms of performance premium, you've talked about that really driving and picking up the US. Can you comment on what you see happening in Europe? Are we kind of moving from retro to performance over there as well? Can you just elaborate on the categories of strength?

Denson: Yeah, Noelle. I'd say right now I'd categorize the business in Europe right now as we're hitting kind of a little bit of one of those plateaus. There's a lot of different variables going on right now in that marketplace, probably the biggest one being that it's starting to act more and more like a single marketplace versus a collection of countries, so I think that's having some effect on it. We're still very bullish on our opportunities in Europe. The running silhouette is still very strong. We continue to make some great progress around soccer. Our business over there in that category is still growing at a nice healthy rate. We're seeing some strong interest in some of the new women's collections. Our apparel business over there in general is still in pretty good shape.

Grainger:  What about retro product?

Denson: I'm sorry, I didn't understand. Retro has never really had the impact in Europe that we've seen in the US, and I don't expect to see that. Their what we term as "active life" business is very strong. I would expect that you would continue to see some of the trends in that zone continue to come out of the European marketplace as well as Japan.

Parker: We don't really see retro or classic footwear softening in Europe.

Grainger:  Okay, great. Thanks very much.


PAMELA CATLETT

Thank you, Noelle, and thanks, everyone for listening. We wish all of you a very happy holiday season.